UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 7, 2015 (April 7, 2015)

CAPITALA FINANCE CORP.

(Exact name of registrant as specified in its charter)

Maryland	814-01022	90-0945675
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

4201 Congress St., Suite 360

Charlotte, NC 28209

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (704) 376-5502

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Preliminary Estimates of Results as of April 7, 2015

Set forth below is a preliminary estimate of Capitala Finance Corp.’s, or the “Company’s” net asset value per share as of April 7, 2015 and a preliminary estimate of its net investment income per share range for the three months ended March 31, 2015. The following estimates are not a comprehensive statement of the Company’s financial condition or results for the period from December 31, 2014 through March 31, 2015. The Company advises you that its actual results for the three months ended March 31, 2015 may differ materially from these estimates, which are given only as of April 7, 2015, as a result of the completion of its financial closing procedures, final adjustments and other developments, including changes in interest rates or changes in the businesses to whom the Company has made loans, which may arise between now and the time that the Company’s financial results for the three months ended March 31, 2015 are finalized. This information is inherently uncertain.

As of April 7, 2015, the Company currently expects that its net investment income per share was between $0.35 and $0.37 for the three months ended March 31, 2015. During the quarter ended March 31, 2015, the Company realized a $3.3 million gain on Boot Barn, Inc. (‘‘BOOT’’), a $9.3 million gain on KBP Investments, LLC, and a $3.4 million loss on Precision Manufacturing, LLC, representing net realized gains of approximately $9.3 million, or $0.72 per share of its common stock. As a result, for the three months ended March 31, 2015, the sum of the Company’s range of expected net investment income plus net realized gains totals between $1.07 and $1.09 per share of its common stock.

Furthermore, the Company still holds 420,252 shares of Boot Barn, Inc.’s (“BOOT’s”) common stock, which is subject to a lock-up agreement that will expire during the second quarter of 2015. As of April 7, 2015, BOOT is the Company’s only Level 1 asset. As of March 31, 2015, the closing price of BOOT on the New York Stock Exchange was $23.92 per share, which represents an unrealized gain of $8.4 million, or $0.65 per share of the Company’s common stock, on its remaining BOOT investment as of that date. The aggregate effect of the sum of the Company’s range of expected net investment income, net realized gains for the three months ended March 31, 2015, and the accumulated unrealized gain on its remaining BOOT investment totals between $22.2 million and $22.5 million, or between $1.72 and $1.74 per share of its common stock.

As of April 7, 2015, the Company has not yet decided whether to sell its remaining BOOT shares at any point in the future and there is no guarantee that it will be able to realize all or a portion of the unrealized gain referenced above at that time.

The Company estimates that as of April 7, 2015 its net asset value per share was between $17.68 and $17.73, which, among other factors impacting its estimate of net asset value per share, is net of the nine remaining $0.05 per share monthly distributions scheduled to be paid over the remainder of 2015 ($0.45 per share in total) and the monthly distributions of $0.1567 per share for April, May and June of 2015 announced on April 2, 2015 ($0.47 per share in total). The sum of these distributions declared, but not yet paid, is $0.92 per share.

The preliminary financial estimates provided herein have been prepared by, and are the responsibility of, management. Neither Ernst & Young LLP, the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information.

The information disclosed under this Item 2.02, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2015	CAPITALA FINANCE CORP.

	By:	/s/ Stephen A. Arnall
Stephen A. Arnall
Chief Financial Officer